UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 1-14043

                          OCWEN ASSET INVESTMENT CORP.
             (Exact name of registrant as specified in its charter)

                         1675 Palm Beach Lakes Boulevard
                         West Palm Beach, Florida 33401
                                 (561) 682-8000
     (Address, including zip code, and area code, of Registrant's principal executive offices)

                        11 1/2% Redeemable Notes Due 2005
            (Title of each class of securities covered by this form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision relied upon to terminate or suspend the duty to file reports:

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              Rule 12g-4(a)(1)(i)    [ ]     Rule 12h-3(b)(1)(i)     [X]
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              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(1)(ii)    [ ]
           ----------------------------------------------------------------
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(i)     [ ]
           ----------------------------------------------------------------
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 12h-3(b)(2)(ii)    [ ]
           ----------------------------------------------------------------
                                             Rule 15d-6              [ ]
           ----------------------------------------------------------------

    Approximate number of holders of record as of the certification or notice date: 1

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Ocwen Asset Investment Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    December 27, 2000        By: /s/ Mark S. Zeidman
                                      -----------------------------------------
                                      Mark S. Zeidman
                                      Senior Vice President and Chief Financial
                                      Officer